Exhibit 10.2

AMENDMENT DATED AUGUST 30, 2005 TO EMPLOYMENT AGREEMENT

     The EMPLOYMENT AGREEMENT dated May 1, 2003 between PALL CORPORATION, a New York Corporation (the “Company”) and Marcus Wilson (“Executive”) as amended by AMENDMENT DATED NOVEMBER 19, 2003 TO EMPLOYMENT AGREEMENT (said Employment Agreement as so amended being hereinafter called the “Agreement”) is hereby further amended by adding, after §3 (d) of the Agreement, three new subsections reading and providing as follows:

“(e) Severance. In the event that, after the occurrence of a Change in Control (as defined in the Bonus Plan) the Term of Employment is terminated by Executive by the giving of notice under §4(c) hereof, Executive shall be entitled to receive from the Company, as severance pay, a single lump sum cash payment in an amount equal to the present value, determined as of the date on which the Term of Employment ends as specified in Executive’s termination notice, of (i) the Base Salary that would have been paid to Executive during or with respect to the 24-month period following the end of the Term of Employment if Base Salary had continued to be payable to Executive during or with respect to such period at the same annual rate at which Executive’s Base Salary was payable immediately prior to the end of the Term of Employment (the “Base Salary Severance Component”) and (ii) an amount (the “Bonus Severance Component”) equal to the Base Salary Severance Component multiplied by Executive’s Target Bonus Percentage under §3 (b) of the Agreement as in effect on the date on which the Term of Employment ends as specified in Executive’s termination notice. In determining such present value, it shall be assumed (i) that the Base Salary Severance Component is payable in equal periodic installments, at the same times that Executive’s Base Salary would have been payable if the Term of Employment had not ended and (ii) that Bonus Severance Component of the severance pay, provided for in clause “(ii)” of the preceding sentence, is payable in two equal installments, at the end of the 12th month and the 24th month of such 24-month period. In determining such present value, the discount rate to be used shall be equal to the yield to maturity on the issue of two-year U.S. Treasury Notes most recently offered by the U.S. Treasury Department for sale to the public prior to the date on which the Term of Employment ends. The severance payment provided for herein shall be made within 20 days after the end of the Term of Employment to Executive (or if Executive has died, to “Executive’s Successor” as defined in §3(f) below).

     (f)      Delay in Payment. Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of the Term of Employment shall be delayed for such period of time as may be necessary to meet the requirements of section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986 as amended (the “Code”). On the earliest date on which such payments can be made without violating the requirements of section 409A(a)(2)(B)(i) of the Code (the “Delayed Payment Date”), there shall be paid to Executive (or if Executive has died, to “Executive’s Successor” as the quoted term is defined below), in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to Executive until the Delayed Payment Date. For purposes of the foregoing: (i) “Executive’s Successor” shall mean such payee or payees as Executive shall at any time (whether during or after the Term of Employment) designate by written notice to the Company or in his last will and testament or, if no such designation is made, then to the legal representatives of Executive’s estate, and (ii) the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of the New York Times preceding the date on which the Term of Employment ends.

(g) Section 4999 Excise Tax. If any payments to Executive, whether under this Agreement or otherwise, would be subject to excise tax under section

4999 of the Code, then payments hereunder shall be reduced or deferred to the extent required (and only to the extent required) to avoid the application of section 4999; provided, however, that no such reduction or deferral shall be made unless as a result thereof Executive’s after-tax economic position (taking into account not only payments under this Agreement and the taxes thereon, but also the taxes that would otherwise be imposed on any payments to which Executive is otherwise entitled) would be improved. In making the determination whether Executive’s after-tax economic position would be so improved, the judgment of a certified public accountant or attorney chosen by Executive shall be final. In the event of a reduction or deferral of payments pursuant to this paragraph, Executive shall be entitled to specify which payments shall be reduced or deferred.”

Words and terms used herein with initial capital letters and not defined herein are used herein as defined in the Agreement.

This Amendment is effective on and as of the date first set forth above and the Agreement, as amended hereby, shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF the parties hereto have executed this Amendment as of the date first above written.

PALL CORPORATION

By: ________________________
Eric Krasnoff,
Chief Executive Officer

EXECUTIVE

____________________________
Marcus Wilson